Exhibit 99.5

August 9, 2024

WeRide Inc.

21st Floor, Tower A, Guanzhou Life Science Innovation Center,

No. 51, Luoxuan Road, Guangzhou International Biotech Island,

Guangzhou 510005

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of WeRide Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

* * *

Sincerely yours,

/s/ Huiping Yan
Name: Huiping Yan

[Signature Page to Consent of Independent Director]